Exhibit 10.3
151 Farmington Avenue
Hartford, CT 06156
[Aetna Logo]

Thomas W. Weidenkopf
Executive Vice President Human Resources
Office: 212.457.0752

To:        Rick Jelinek
From:        Tom Weidenkopf
Date:        September 25, 2017
Subject:    Amendment to Employment Letter

The purpose of this memorandum is to outline the agreement we have reached regarding the definition of "Good Reason" set forth in the employment letter to you from the Aetna Inc. dated October 14, 2015 (the "Employment Letter").
We have agreed to the following:

1.
The period during which you may elect to exercise your right to terminate your employment for "Good Reason" due to failure to close the Humana Inc. acquisition shall be extended from 60 days following the event constituting "Good Reason" to July 31, 2018; provided, however, that if you notify the Company of your intent to voluntarily terminate your employment pursuant to this paragraph 1, you agree not to voluntarily terminate your employment for "Good Reason" without the Company's consent prior to 120 days following that date of your notice to the Company.

2.
Your acceptance of the recently announced change in your reporting relationship does not in any way serve as a waiver of your right under the Employment Letter to terminate your employment for "Good Reason" in the future based on your reporting relationship to the CEO of the Company (subject to the right of the Company to cure such "Good Reason" event as set forth in the Employment Letter).

This letter shall supersede and replace the letter between you and the Company dated March 7, 2017.

Agreed:

/s/ Thomas W. Weidenkopf 9/25/17	/s/ Rick Jelinek 9/25/17
Thomas W. Weidenkopf	Rick Jelinek

Rick Jelinek - Amendment to employment 9-2017 (2) (2).doc